                                                                     EXHIBIT 3.2

                              Weinberg & Green LLC

                                 ------------
                                ATTORNEYS AT LAW
                            100 SOUTH CHARLES STREET
                         BALTIMORE, MARYLAND 21201-2773

                                 ------------
                             TELEPHONE 410/332 8600    10480 LITTLE PATUXENT
                          WASHINGTON AREA 301/470 7400        PARKWAY
                             FACSIMILE 410/332 8862  COLUMBIA, MARYLAND 21044-
                                                                3506

      ------                                                   ------
                                                            410/740 8500
                                                            FILE NUMBER
      ROBERT A. SPAR                                          36290.1
       410/332 8654

                                                               December 10, 1997

Smith Barney Inc.               The Chase Manhattan Bank
388 Greenwich Street            4 New York Plaza
New York, New York 10013        New York, New York 10004

              RE: TAX EXEMPT SECURITIES TRUST, MARYLAND TRUST 101

Ladies and Gentlemen:

  We have acted as special Maryland counsel to you as sponsors (the "Sponsors") and trustee of the above-reference tax-exempt securities trust (the "Trust"), which includes an individual trust (the "Maryland Trust") holding certain bonds and other securities (the "Bonds"). You have asked that we, acting in such capacity, render an opinion to you with respect to certain matters relating to the tax treatment under the laws of Maryland of the Maryland Trust and of the units of fractional undivided interest in the Maryland Trust (the "Units") to be issued pursuant to the Registration Statement (No. 333-24839) on Form S-6 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

  As a basis for our opinions, we have examined such provisions of Maryland law as we considered relevant. We are relying on the opinions of Battle Fowler, LLP, special counsel to the Sponsors, as to the federal income tax consequences of an investment in the Trust.

  Each Unit represents a fractional undivided interest in the Maryland Trust. In the opinion of Battle Fowler, LLP, for federal income purposes:

    (a) the Maryland Trust is not an association taxable as a corporation;

    (b) a holder of units ("Holder") is considered the owner of a pro rata portion of each Bond in the Maryland Trust under the grantor trust rules of Sections 671-678 of the Internal Revenue Code of 1986, as amended;

    (c) a Holder will be considered to have received the interest on such Holder's pro rata portion of each Bond when interest on the Bond is received by the Maryland Trust;

    (d) a Holder will recognize taxable gain or loss when all or part of such Holder's pro rata portion of a Bond in the Maryland Trust is disposed of (whether by sale, exchange, redemption, or payment at maturity) or when the Holder redeems or sells such Holder's units.

  It is our understanding, and the following opinions assume, that the Maryland Trust will have no income other than interest income on the Bonds including, when earned or received, any amount attributable to original issue discount which is treated as interest income for federal income tax purposes and gain on the disposition of the Bonds.

  In general, it is noted that under the terms of the Maryland statutes which authorize the issuance of bonds of the State of Maryland, its political subdivisions and authorities, the Bonds, the income therefrom and any profit made on the sale or exchange thereof shall at all times be free from taxation of every kind by the State of Maryland and by the municipalities and all other political divisions of the State of Maryland; in general, those statues do not refer to estate or inheritance taxes or franchise taxes on financial institutions which are measured by net earnings or any other taxes not levied or assessed directly on those bonds, their transfer or the income therefrom.

  Based, in part, upon our understanding that the Maryland Trust consists of Bonds issued by the State of Maryland, the Government of Puerto Rico, the Government of Guam and their respective political subdivisions and authorities; and that, in the opinion of bond counsel the interest on the Bonds will be excluded from gross income for federal income tax purposes (except in certain circumstances referred to in the Prospectus), Weinberg & Green LLC, special Maryland counsel for this trust are of the opinion that for Maryland State and local tax purposes:

    1. The Maryland Trust will not be treated as an association taxable as a corporation, and the income of the Maryland Trust will be treated as the income of the Holders. The Maryland Trust is not a "financial institution" subject to the Maryland Franchise Tax measured by net earnings. The Maryland Trust is not subject to Maryland property taxes imposed on the intangible personal property of certain corporations.

    2. Except as described below in the case of interest paid on private activity bonds constituting a tax preference for federal income tax purposes, a Holder will not be required to include such Holder's pro-rata share of the earnings of, or distributions from, the Maryland Trust in such Holder's Maryland taxable income to the extent that such earnings or distributions represent interest excludable from gross income for federal income tax purposes received by the Maryland Trust or obligations of the State of Maryland, the Government of Puerto Rico, or the Government of Guam and their respective political subdivisions and authorities. Subject to a three-year phase-in period, interest on Bonds is not subject to the Maryland Franchise Tax imposed on "'financial institutions."

    3. In the case of taxpayers who are individuals, Maryland presently imposes an income tax on items of tax preference with reference to such items as defined in the Internal Revenue Code, as amended, for purposes of calculating the federal alternative minimum tax. Interest paid on certain private activity bonds is a preference item for purposes of calculating the federal alternative minimum tax. Accordingly, if the Maryland Trust holds such bonds; 50% of the interest on such bonds in excess of a threshold amount is taxable by Maryland.

    4. A Holder will recognize taxable gain or loss, except in the case of an individual Holder who is not a Maryland resident, when the Holder disposes of all or part of such Holder's pro rata portion of the Bonds in the Maryland Trust. A Holder will be considered to have disposed of all or part of such Holder's pro rata portion of each Bond when the Holder sells or redeems all or some of such Holder's Units. A Holder will also be considered to have disposed of all or part of such Holder's pro rata portion of a Bond when all or part of the Bond is disposed of by the Maryland Trust or is redeemed or paid at maturity. Gain included in the gross income of Holders for federal income tax purposes is, however, subtracted from income for Maryland income tax purposes to the extent that the gain is derived from the disposition of Bonds issued by the State of Maryland and its political subdivisions. Subject to a three-year phase-in period, profits realized on the sale or exchange of Bonds are not subject to the Maryland Franchise Tax imposed on "'financial institutions."

    5. Units of the Maryland Trust will be subject to Maryland inheritance and estate tax only if held by Maryland residents.

    6. Neither the Bonds nor the Units will be subject to Maryland personal property tax.

    7. The sales of Units in Maryland or the holder of Units in Maryland will not be subject to Maryland Sales or Use Tax.

  At your request, we have also reviewed certain official statements relating to Bonds of the State of Maryland and certain of its subdivisions, agencies or instrumentalities available to us as of this date with respect only to general risk factors relating to such Bonds. WE have not reviewed each official statement relating to each of the Bonds included in the Maryland Trust. We have neither reviewed the accuracy or completeness of, or otherwise verified, the information contained in those official statements nor have we reviewed any risk factors which are discussed in the Prospectus other than those relating specifically to Bonds issued by the State of Maryland, its political subdivisions and their respective authorities. Based solely upon the review described above, we confirm that, in our opinion, (i) the materials in the Prospectus under "State Risks Factors" neither contain any untrue statement of, nor omit to state a material fact included in, any of the official statements we have reviewed with respect to Maryland and (ii) the summary of matters of Maryland law contained in the Prospectus under "Taxes" is accurate. We hereby consent to the reference to this firm in the Prospectus comprising a part of the Registration Statement and we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      Weinberg & Green LLC

                                          Robert A. Spar
                                      By: _____________________________________

                                       3